UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):          October 2, 2007
Asset Acceptance Capital Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-50552	80-0076779

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

28405 Van Dyke Avenue, Warren, Michigan		48093

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		586-939-9600
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 5.02(e) — Employment Agreement— Senior Vice President and Chief Acquisitions Officer
On October 1, 2007, Asset Acceptance Capital Corp. (the “Company”) appointed Deborah L. Everly to the newly created position of Senior Vice President and Chief Acquisitions Officer of the Company. Since 1995, Ms. Everly has served the Company and its predecessors continuously, and most recently, Ms. Everly had served as the Vice President of Marketing & Acquisitions.
In her position as Senior Vice President and Chief Acquisitions Officer, Ms. Everly will continue to be responsible for the Company’s debt purchasing and continue to report directly to Nathaniel F. Bradley, IV, Chairman, President and CEO of the Company.
Pursuant to the terms of an employment agreement dated as of October 1, 2007 and entered into on October 2, 2007 between Asset Acceptance, LLC (the “LLC”), a wholly owned subsidiary of the Company, and Ms. Everly (the “Employment Agreement”), Ms. Everly will be employed as Senior Vice President and Chief Acquisitions Officer of the Company and the LLC. Pursuant to the terms of the Employment Agreement, Ms. Everly will receive an increase in her annual base salary to $300,000, subject to annual review, and continues to be entitled to participate in the Company’s 2007 Annual Incentive Compensation Plan for Management (the “Incentive Plan”), with the increased base salary amount to be used to calculate bonus payments under the Incentive Plan. Ms. Everly’s target bonus rate for the Incentive Plan is 50% of her base salary, with a potential maximum payment of 75% of her base salary, which bonus percentages will be retroactive for 2007. The amount of any bonus to be paid to Ms. Everly is subject to the Company achieving certain levels of earnings before interest, taxes, depreciation and amortization as defined in the Incentive Plan and Ms. Everly’s achievement of certain personal objectives that were determined by the Company’s CEO and Ms. Everly and are set forth in the Employment Agreement. Ms. Everly will also be entitled to a bonus of 5 basis points of the direct cost of the charged-off consumer debt purchased by the Company, less certain adjustments as provided in her Employment Agreement.
Subject to certain conditions, including employment on the vesting dates, the Employment Agreement provides that Ms. Everly will receive the following equity awards:
•	Restricted stock units representing the contingent right to receive shares equal to $500,000, divided by the fair market value per share of the Company’s common stock on the date the restricted stock units are awarded, which will vest in two equal installments of 50% on the first two anniversaries of the date of the award of the restricted stock units, which award is to be made in the fourth quarter of 2007;

•	Restricted stock units, to be awarded in the fourth quarter of 2007, representing the contingent right to receive 10,625 shares of common stock, which stock will not vest until the earlier of (i) the filing date of the Company’s Form 10-Q for the quarterly period ending June 30, 2011 or (ii) August 15, 2011, at which time the stock will vest in varying amounts of shares (from 0% to 100%) based on the Company’s achievement of specified earnings per share goals, provided that, Ms. Everly’s Continuous Service (as defined in the Incentive Plan) as an employee of the Company has not ended before the vesting date and the applicable performance-based criteria has been satisfied; and

•	An option to purchase 21,250 shares of the Company’s common stock, to be awarded in the fourth quarter of 2007, which option will vest 25% on August 7, 2008, 2009, 2010, and 2011, respectively.
Ms. Everly is also subject to certain confidentiality, non-competition and non-interference provisions pursuant to the terms of the Employment Agreement.

Pursuant to the terms of the Employment Agreement and subject to certain conditions, Ms. Everly is entitled to the following severance benefits if she is terminated without “Cause” or she resigns after a “Substantial Breach” (as such terms are defined in the Employment Agreement):
•	Her regular base salary for a period of twelve months, provided that the LLC, in its sole discretion, may elect to pay Ms. Everly’s regular base salary for up to one additional year for the purpose of extending the term of Ms. Everly’s covenants relating to non-competition and non-interference with the Company’s business;

•	A pro rata portion of any bonus she would otherwise be entitled to pursuant to the terms of the Employment Agreement; and

•	The amounts necessary to continue her participation pursuant to COBRA (to the extent applicable) for a period of 18 months following her termination or resignation (including dependent coverage) in any life, disability, group health and dental benefit plans provided by the LLC, in effect immediately prior to her termination or resignation.
Ms. Everly is also entitled to participate in external executive training programs at the Company’s expense.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asset Acceptance Capital Corp.
October 9, 2007	By:	/s/ Nathaniel F. Bradley IV
		Name:	Nathaniel F. Bradley IV
		Title:	Chairman of the Board, President and Chief Executive Officer